EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Sirenza Microdevices (Canada), an Ontario company

Sirenza Microdevices UK Limited, a UK company

Xemod Incorporated, a California corporation

Olin Acquisition Corporation, a Delaware corporation

ISG Broadband, Inc., a California corporation

Premier Devices- A Sirenza Company, a California corporation

Premier Devices Germany Holding GmbH

Premier Devices Germany GmbH

Premier Devices (Shanghai) Co., Ltd., a China wholly foreign owned enterprise

Micro Linear Corporation, a Delaware corporation

Micro Linear International, a Delaware corporation

Micro Linear Sales Corporation, a Barbados corporation